State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 04/23/2007
FILED 12:45 PM 04/23/2007
SRV 070464749 - 4338760 FILE

Exhibit 4.21

CERTIFICATE OF FORMATION
OF
ARC GLOBAL TUBING, LLC

The undersigned, being a person authorized to form a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation for such limited liability company:

1. The name of the limited liability company is ARC Global Tubing, LLC.

2. The address of its registered office and registered agent in the State of Delaware is 615 South Dupont Highway, Kent County, Dover, DE 19901. The name of its registered agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARC Global Tubing, LLC as of April 20, 2007.

Douglas Freel,
Authorized Person

CERTIFICATE OF CORRECTION

1. The name of the limited liability company is ARC Global Tubing, LLC (the "Company").

2. The Certificate of Formation of the Company (the "Certificate") was filed on April 23, 2007, and the Certificate requires correction as permitted by Section 18-211 of the Delaware Limited Liability Company Act.

3. The inaccuracy or defect of the Certificate to be corrected is as follows:

   "1. Name. The name of the limited liability company is ARC Global Tubing, LLC (the "Company")."

4. The Certificate is hereby corrected to read as follows:

   "1. Name. The name of the limited liability company is Global Tubing, LLC (the "Company")."

Executed on May 7, 2007.

//s// DOUGLAS FREEL
Douglas Freel
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:45 PM 05/07/2007
FILED 04:30 PM 05/07/2007
SRV 070530120 - 4338760 FILE

509401 000002 DALLAS 2183528.1